Exhibit 14
                        CODE OF BUSINESS CONDUCT & ETHICS

         Introduction

         This Code of Business Conduct and Ethics (the "Code") sets forth legal and ethical standards of conduct for directors, officers and employees of Tiger Telematics, Inc. (the "Company"). This Code is intended to deter wrongdoing and to promote the conduct of all Company business in accordance with high standards of integrity and in compliance with all applicable laws and regulations. This Code applies to the Company and all of its subsidiaries and other business entities controlled by it worldwide.

         All employees, officers, and directors shall deal honestly, ethically, and fairly with the Company's employees, competitors, customers and suppliers. Any statement made regarding the Company's products and or services must be true and not be misleading, deceptive or fraudulent. All employees, officers, and directors shall follow the letter and spirit of this Code in all dealings, whether or not in his or her official capacity as an employee, officer, and/or director.

         Compliance with Applicable Laws

         Employees, officers, and directors must comply with all of the laws, rules, and regulations of the United States and other countries along with the states, counties, cities, and other jurisdictions, applicable to either the Company or its business. This Code does not summarize all laws, rules, and regulations applicable to the Company or its business.

         It is the responsibility of the director, officer, employee, or any third party doing business on behalf of the Company to promptly report a violation of any law, rule or regulation by the Company to a supervisor or the Company's Chief Executive Officer (the "Compliance Officer"). Employees, officers, and directors shall not discharge, demote, suspend, threaten, harass or in any other manner discriminate or retaliate against an employee because he or she reports any such violation, unless it is determined that the report was made with knowledge that it was false. This Code shall not be construed to prohibit any individual subject to it from testifying, participating or otherwise assisting any state or federal administrative, judicial or legislative proceeding or investigation.

         Conflicts of Interest

         Employees, officers, and directors must act in the best interests of the Company. Employees, officers, and directors must refrain from engaging in any activity or having a personal interest that presents a "conflict of interest." A conflict of interest occurs when your personal interest interferes, or appears to interfere, with the interests of the Company. A conflict of interest can arise whenever you, as an employee, officer, or director, take action or have an interest that prevents you from performing your Company duties and responsibilities honestly, objectively and effectively.

         Employees and officers must not:

         o perform services as a consultant, employee, officer, director, advisor or in any other capacity, or permit any close relative to perform services as an officer or director, for a significant customer, significant supplier or direct competitor of the Company, other than at the request of the Company;

         o have, or permit any close relative to have, a financial interest in a significant supplier or significant customer of the Company, other than an investment representing less than one percent (1%) of the outstanding shares of a publicly-held company or less than five percent (5%) of the outstanding shares of a privately-held company;

         o have, or permit any close relative to have, a financial interest in a direct competitor of the Company, other than an investment representing less than one percent (1%) of the outstanding shares of a publicly-held company;

         o supervise, review or influence the job evaluation or compensation of a member of his or her immediate family; or

         o engage in any other activity or have any other interest that the Board of Directors of the Company determines to constitute a conflict of interest.

         Corporate Opportunity

         Except as may be approved by the Board of Directors or a committee of independent directors, directors are prohibited from (a) taking for themselves personally any opportunities that belong to the Company or are discovered through the use of corporate property, information, or position; (b) using corporate property, information, or position for personal gain; and (c) competing with the Company.

         Insider Trading

         To help ensure that you do not engage in prohibited insider trading and avoid even the appearance of an improper transaction, the Company has adopted an insider trading policy. Employees, officers and directors who have material non-public information about the Company or other companies, including our suppliers and customers, as a result of their relationship with the Company are prohibited by law and Company policy from trading in securities of the Company, as well as from communicating such information to others who might trade on the basis of that information.

         If you are uncertain about the constraints on your purchase or sale of any Company securities, you should consult with the Compliance Officer before making any such purchase or sale.


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

         Confidentiality

         Employees, officers and directors must maintain the confidentiality of confidential information entrusted to them by the Company or its subsidiaries or affiliates, including our suppliers and customers, except when disclosure is authorized by a supervisor or legally mandated. Unauthorized disclosure of any confidential information is prohibited. Additionally, employees should take appropriate precautions to ensure that confidential or sensitive business information, whether it is proprietary to the Company or its subsidiaries or affiliates, is not communicated within the Company except to employees who have a need to know such information to perform their responsibilities for the Company.

         Third parties may ask you for information concerning the Company or its subsidiaries or affiliates. Subject to the exceptions noted in the preceding paragraph, employees, officers and directors (other than the Company's authorized spokespersons) must not discuss internal Company matters with, or disseminate internal Company information to, anyone outside the Company, except as required in the performance of their Company duties and after an appropriate confidentiality agreement is in place. This prohibition applies particularly to inquiries concerning the Company from the media, market professionals (such as securities analysts, institutional investors, investment advisers, brokers and dealers) and security holders. All responses to inquiries on behalf of the Company must be made only by the Company's authorized spokespersons. If you receive any inquiries of this nature, you must decline to comment and refer the inquirer to your supervisor or one of the Company's authorized spokespersons.

         You also must abide by any lawful obligations that you have to your former employer. These obligations may include restrictions on the use and disclosure of confidential information, restrictions on the solicitation of former colleagues to work at the Company and non-competition obligations.

         The Company has designated the Chief Executive Officer as its Compliance Officer to administer this Code. Directors, at their discretion, may make any report or complaint provided for in this Code to the Chairman of the Board of the Company or to the Compliance Officer. The Compliance Officer will refer complaints submitted, as appropriate, to the Chair of the Company's Nominating, Compensation, or Governance Committee or to the full Board of Directors.

         Directors are encouraged to promptly contact the Chairman of the Board or the Compliance Officer if the director believes that he or she has observed illegal or unethical behavior by any employee, officer, or director, or by anyone purporting to be acting on either Company's behalf and, the reporting director has any doubt about the best course of action in a particular situation. Any such reports may be made anonymously. Confidentiality will be maintained, to the extent permitted by law.


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

         Whistleblower Policy

         This Code requires all directors, officers and employees of the Company to comply with the letter and spirit of applicable laws and regulations. This Whistleblower Policy is intended to encourage and enable any director, officer or employee of the Company to raise serious concerns about unlawful or other inappropriate activities. This Whistleblower Policy is also intended to encourage proper individual conduct and accountability and to alert the Company, including any committee of the Company, of ongoing or potential serious problems at an early stage.

         Each director, officer or employee is required to comply with this Code and to report violations or suspected violations in accordance with this Whistleblower Policy and the remaining provisions of this Code.

                  Reporting Procedure.
                  -------------------

         This Code provides for two different methods of reporting violations or suspected violations. First, the whistleblower may directly address serious concerns or complaints regarding financial or accounting matters, unethical or illegal conduct, any violation of this Code, or other appropriate matters directly to the Chief Executive Officer at:

                           550 Water Street, Suite 937
                           Jacksonville, Florida 32202
                           (904) 358-1512

         Alternatively, the whistleblower may report complaints or concerns regarding any serious matter at any time on a confidential, anonymous basis to the Chief Executive Officer at the address listed above.

         Employment and workplace-related concerns should continue to be reported and addressed through normal channels, such as your immediate supervisor, human resources representative or other such contact. These workplace-related concerns will continue to be addressed by human resources.

                  Action on Complaints.
                  --------------------

         Upon receipt of a complaint, whether directly or anonymously, the Compliance Officer will (1) determine, in consultation with other executive officers whether the complaint or concern pertains to accounting, internal accounting controls, or auditing matters and (2) acknowledge, when possible, receipt of the complaint to the whistleblower.

         If the complaint relates to an accounting, internal accounting control, or auditing matter, then the Chief Financial Officer and Chief Executive Officer, and any other persons that the Chief Financial Officer or Chief Executive Officer determine appropriate must review the complaint. Unless reported to the Audit Committee, all such complaints will be reported to the Audit Committee no less than quarterly. The review will be handled on a

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

confidential basis to the fullest extent possible. Prompt and appropriate corrective action will be taken when in the best judgment of the Chief Financial Officer, Chief Executive Officer or Audit Committee recommends.

         No one who in good faith reports a violation of this Code or any other concern under the Whistleblower Policy shall suffer harassment, retaliation or adverse employment consequences. An employee that retaliates against someone who has reported a violation in good faith is subject to discipline up to and including termination of employment.

         Waivers of this Code

         Some exceptions to this Code may be possible. However, many policies in this Code must be strictly adhered to and no exceptions are allowed. Any person that believes an exception applies and is appropriate in light of all surrounding circumstances must contact the Compliance Officer. The Compliance Officer is responsible for maintaining a complete record of all such requests for exceptions to this Code and the disposition of such requests.

         Dissemination And Amendment

         This Code shall be distributed to each new employee, officer and director of the Company upon commencement of his or her employment or other relationship with the Company and shall also be distributed annually to each employee, officer and director of the Company, and each employee, officer and director shall be asked to certify that he or she has received, read and understood the Code and has complied with its terms and intends to comply with its terms in the future.

         The Company reserves the right to amend, alter or terminate this Code at any time for any reason.

         This document is not an employment contract between the Company and any of its employees, officers or directors.






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